As filed with the Securities and Exchange Commission on December 5, 2008
(Registration No. 333-________)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	84-1482290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
600 Seventeenth Street, Suite 1600 North, Denver, Colorado 80202
(Address of principal executive offices) (Zip code)
Teton Energy Corporation 2005 Long-Term Incentive Plan
(Full title of the plan)
Karl F. Arleth
Chief Executive Officer
Teton Energy Corporation
600 Seventeenth St, Suite 1600 North
Denver, Colorado 80202
(303) 565-4600
(Name, address, telephone number, including area code, of agent for service)
Copies To:
David E. Danovitch, Esq.
Kristin J. Angelino, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, New York 10022
(212) 752-9700
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount Being	Maximum Offering	Maximum aggreate	Amount of
Title of Securities to be Registered	Registered (1)	Price per share (2)	offering price (2)	registration fee
Common Stock, par value $.001 per share	4,631,263	$1.02	$4,723,888	$185.65

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and sold as a result of anti-dilution provisions described in the above-referenced plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of the average between the high and low prices of the Registrant’s Common Stock on December 4, 2008 as listed on the NASDAQ Capital Market.

EXPLANATORY NOTE
This Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the Teton Energy Corporation 2005 Long-Term Incentive Plan is effective. Accordingly, pursuant to General Instruction E to Form S-8, the Registration Statement on Form S-8 (File No. 333-139966) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on January 12, 2007, as amended on January 16, 2007 and March 19, 2007, is incorporated herein by reference.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in Teton Energy Corporation’s 2005 Long-Term Incentive Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference and all other documents required to be delivered pursuant to Rule 428(b) of the Securities Act. Requests for such information should be directed to Teton Energy Corporation, 600 Seventeenth Street, Suite 1600 North, Denver, Colorado 80202, (303) 565-4600.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
The following documents previously filed by Teton Energy Corporation (the “Company”) with the SEC are incorporated by reference in this registration statement:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 13, 2008;

(b)	The Company’s Proxy Statement on Schedule 14A, filed with the SEC on March 19, 2008;

(c)	The Company’s Current Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the SEC on May 8, 2008, August 7, 2008 and November 6, 2008, respectively;

(d)	The Company’s Current Reports on Form 8-K, filed with the SSEC on January 31, 2008, February 25, 2008, February 26, 2008, March 5, 2008, April 3, 2008 (as amended on May 23, 2008), April 18, 2008, April 30, 2008, June 10, 2008, June 19, 2008, July 16, 2008, August 6, 2008, September 23, 2008 and October 14, 2008, except to the extent that they contain information furnished pursuant to either Item 2.02, Item 7.01 or Item 9.01 thereof.

(e)	The Company’s Registration Statement on Form 8-A/A (File No. 001-31679) filed with the SEC on September 8, 2008 under Section 12 of the Securities Exchange Act of 1934, as amended.

(f)	The description of the Company’s common stock set forth in Teton’s registration statement on Form 10-SB/A filed July 11, 2001 (File No. 000-31170), and any subsequent amendment or report filed for the purpose of updating this description.
In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. All information appearing in this registration statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.
The Company hereby undertakes to provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference, except exhibits to such documents. Requests for such information should be directed to Teton Energy Corporation, 600 Seventeenth Street, Suite 1600 North, Denver, Colorado 80202, (303) 565-4600.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Gersten Savage LLP, New York, New York, will pass upon the validity of the issuance of the common stock registered hereby. Certain partners of Gersten Savage LLP and their families have ownership interests totaling approximately 0.3% in our Company and are eligible to participate in the 2005 Long-Term Incentive Plan.
Item 6. Indemnification of Directors and Officers.
The Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the state of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of the stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, Employee or Agent and shall inure to the benefit of the heirs, executors and administrators of such person. The Board of Directors of the Company may also authorize the Company to indemnify employees or agents of the Company and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
4.1	2005 Long-Term Incentive Plan incorporated herein by reference to Appendix G to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on May 20, 2005.

5.1	Opinion of Gersten Savage LLP (filed herewith).

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC (filed herewith).

23.2	Consent of Gersten Savage LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).
Item 9. Undertakings.
We hereby undertake:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification by us for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced above or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, state of Colorado, on December 5, 2008.

TETON ENERGY CORPORATION
/s/ Karl F. Arleth
Karl F. Arleth
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Karl F. Arleth, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ James J. Woodcock	Chairman and Director	December 5, 2008
James J. Woodcock

/s/ Karl F. Arleth Karl F. Arleth	President, Chief Executive Officer and Director (principal executive officer)	December 5, 2008

/s/ Thomas F. Conroy	Director	December 5, 2008
Thomas F. Conroy

/s/ John T. Connor	Director	December 5, 2008
John T. Connor

/s/ Bill I. Pennington	Director	December 5, 2008
Bill I. Pennington

/s/ Robert Bailey	Director	December 5, 2008
Robert Bailey

/s/ Lonnie R. Brock Lonnie R. Brock	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	December 5, 2008

/s/ Dominic J. Bazile, II Dominic J. Bazile, II	Executive Vice President, Chief Operating Officer and Director	December 5, 2008

EXHIBIT INDEX

Exhibit No.	Description
4.1	2005 Long-Term Incentive Plan incorporated herein by reference to Appendix G to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on May 20, 2005.

5.1	Opinion of Gersten Savage LLP (filed herewith).

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC (filed herewith).

23.2	Consent of Gersten Savage LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).